Exhibit 99.1

J. Kent Sweezey named to CSW Industrials Board of Directors

DALLAS, December 12, 2016 (GLOBE NEWSWIRE) — CSW Industrials, Inc. (the “Company”) (NASDAQ:CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today announced that its Board of Directors has elected J. Kent Sweezey as a member of the Board. With the addition of Mr. Sweezey, the Company’s Board increases to six members, five of whom are independent. He will initially serve on the Board’s Audit, Compensation and Talent Development, and Nominating and Corporate Governance committees.

Mr. Sweezey, 64, is a founding partner of Turnbridge Capital, LLC, an energy services, equipment and infrastructure-focused private equity firm, which was founded in 2008. He currently serves as a member of the boards of directors of Impact Selector, Inc. and DeBusk Services Group. Prior to co-founding Turnbridge Capital, Mr. Sweezey served as the Managing Partner of Centre Southwest Partners, LLC, a middle-market private equity firm focused primarily on energy services and equipment-related investments. Prior to his time with Centre Southwest Partners, Mr. Sweezey was with Donaldson, Lufkin & Jenrette (DLJ) and its successor firm, Credit Suisse First Boston, from 1984 to 2002, serving most recently as a managing director, where he focused on transactions for companies in the energy sector, as well as companies in the consumer products, building products, and manufacturing sectors. Mr. Sweezey was also involved in DLJ’s early principal investing activities through its investments in Seven-Up Company, Dr. Pepper/Seven-Up Companies, and Dr. Pepper Bottling Company of Texas, where he served on the board of directors from 1989 to 1999.

Robert M. Swartz, lead independent director of the Company’s Board of Directors and Chairman of its Nominating and Corporate Governance Committee, commented, “Earlier this year, we announced our intention to expand our board of directors with the addition of directors who possess the requisite skills and experience to assist in executing our strategic growth and capital allocation plans. Kent’s appointment is our first step in this process, bringing to the Company’s Board significant strategic acquisition and financial expertise, in addition to executive leadership and board of directors experience.”

Joseph B. Armes, the Company’s Chairman and CEO, commented, “Kent’s background and expertise aligns well with the Company’s vision and makes him an ideal fit to support the further development and execution of our growth strategy to drive long term stockholder value. Consistent with our previously-announced plans, the Board continues its search process to identify a seventh well-qualified director, which we expect to announce in the first quarter of calendar 2017.”

Mr. Sweezey received a Bachelor of Arts degree from Duke University, a Juris Doctorate degree from Southern Methodist University and a Master’s of Business Administration degree from the Darden School at the University of Virginia.

About CSW Industrials

CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives;

and Specialty Chemicals. CSWI’s broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI’s products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSWI serves include HVAC, general industrial markets, rail car and locomotive, plumbing, commercial construction, oil and gas, mining, electrical, steel and transportation.

Investor Contact:

Michael Callahan

ICR, Inc.

Michael.Callahan@icrinc.com | 203-682-8311

Media Contacts:

Phil Denning or Jason Chudoba

ICR, Inc.

Phil.Denning@icrinc.com | 646-277-1258, Jason.Chudoba@icrinc.com | 646-277-1249